CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2017 RESULTS

New York, New York, November 14, 2016 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its second quarter ended September 30, 2016 of fiscal year 2017.

The Company reported a net loss of $252 thousand, or basic and diluted loss per share of $0.07, for the quarter ended September 30, 2016, compared to a net loss of $156 thousand, or basic and diluted loss per share of $0.04, for the quarter ended September 30, 2015. For the six months ended September 30, 2016, the Company reported net income of $156 thousand, or basic and diluted earnings per share of $0.02, compared to net income of $289 thousand, or basic and diluted earnings per share of $0.03, for the comparative prior year period.

“Strengthening our asset quality by reducing non-performing loans and other assets is a key element of our plan to improve profitability at Carver," said Michael T. Pugh, the Company's President and Chief Executive Officer. “During the second quarter of fiscal year 2017, we demonstrated progress by reducing non-performing loans held for investment and other non-performing assets. The decision to make these reductions helped to improve our asset quality ratios as follows: 1) non-performing loans to total loans declined to 1.62% at September 30, 2016 from 1.69% at June 30, 2016, and 2) non-performing assets to total assets declined to 1.55% at September 30, 2016 from 2.36% at June 30, 2016.”

“Carver's Board of Directors and management continue to emphasize compliance with regulatory standards and guidelines. In connection with certain regulatory loan guidelines, we have sought to diversify our loan portfolio and to reduce our concentrations in commercial real estate. Our non-owner occupied CRE loan concentration declined from 494% at March 31, 2016 to 449% at September 30, 2016. Although we have made reductions in CRE loan concentration, our Tier 1 capital remains strong. Additional efforts are underway for further diversification in our portfolio as we move ahead.”

“As a community development financial institution, which first opened its doors in Harlem in 1948, we are committed to providing our customers with the means to access and better manage their money. During the second quarter, Carver hosted an IDNYC Outreach and Awareness Event and an IDNYC Pop-Up Site in our Harlem 125th Street branch. IDNYC is a free form of identification for New York City residents, including immigrants, who might otherwise not have access to an acceptable form of identification. We are pleased to report that approximately 100 bank accounts have been opened at Carver branches using IDNYC. Our efforts remain committed to serving the Greater New York City area and providing vital banking services to the community.”

Statement of Operations Highlights

Second Quarter and Six Months Results
The Company reported a net loss of $252 thousand for the three months ended September 30, 2016, compared to a net loss of $156 thousand for the prior year quarter. For the six months ended September 30, 2016, the Company reported net income of $156 thousand, compared to net income of $289 thousand for the prior year period. The changes in our results for both comparative periods were primarily driven by lower net interest income and higher non-interest expense, partially offset by recoveries of loan losses in the current periods compared to provisions for loan losses in the prior year periods.

Net Interest Income
Net interest income decreased $754 thousand, or 13.4%, to $4.9 million for the three months ended September 30, 2016, compared to $5.6 million for the prior year quarter. Net interest income decreased $239 thousand, or 2.2%, to $10.5 million for the six months ended September 30, 2016, compared to $10.8 million for the prior year period.

Interest income decreased $446 thousand, or 6.6%, to $6.3 million for the three months ended September 30, 2016, compared to $6.7 million for the prior year quarter. For the six months ended September 30, 2016, interest income increased $252 thousand, or 1.9%, to $13.2 million compared to $12.9 million for the prior year period. Although the average yield on investment securities increased in both periods, interest income on investment securities decreased due to a decrease in the average balances as a result of sales, calls and maturities of securities in the Bank's available-for-sale portfolio. Interest income on loans increased $505 thousand for the six months ended September 30, 2016, compared to the prior year period due to a $62.7 million, or 12.3%, increase in the Bank's average loan balances. For the three months ended September 30, 2016, interest income on loans decreased $292 thousand, or 4.7%, compared to the prior year quarter due to lower yields.

Interest expense increased $308 thousand, or 28.2%, to $1.4 million for the three months ended September 30, 2016, compared to $1.1 million for the prior year quarter. For the six months ended September 30, 2016, interest expense increased $491 thousand, or 22.8%, to $2.6 million, compared to $2.2 million for the prior year period. The second quarter included $183 thousand additional interest on the deferred debenture dividends on the Company's outstanding Capital Statutory Trust I capital securities. The additional interest was related to the nineteen quarters of deferred payments that were settled and brought current in September. Interest expense on deposits was also higher due to an increase in the average balance of certificates of deposit compared to the prior year periods.

Provision for Loan Losses
The Company recorded a $160 thousand recovery of loan loss for the three months ended September 30, 2016, compared to a $643 thousand provision for loan loss for the prior year quarter. Net charge-offs of $276 thousand were recognized during the second quarter, compared to net charge-offs of $179 thousand for the prior year quarter.

For the six months ended September 30, 2016, the Company recorded a $364 thousand recovery of loan loss, compared to a $677 thousand provision for loan loss for the prior year period. Net charge-offs of $121 thousand were recognized for the six months ended September 30, 2016, compared to net charge-offs of $666 thousand in the prior year period.

Non-interest Income
Non-interest income increased $147 thousand, or 13.0%, to $1.3 million for the three months ended September 30, 2016, compared to $1.1 million for the prior year quarter. For the six months ended September 30, 2016, non-interest income increased $117 thousand, or 5.0%, to $2.4 million compared to $2.3 million for the prior year period. The increase in both periods was primarily due to higher other non-interest income related to miscellaneous loan fees. Also, higher depository fees in the current six month period were offset by higher gains on sales of loans in the prior year period.

Non-interest Expense
Non-interest expense increased $371 thousand, or 6.0%, to $6.6 million for the three months ended September 30, 2016, compared to $6.2 million for the prior year quarter. For the six months ended September 30, 2016, non-interest expense increased $1.1 million, or 9.2%, to $13.2 million compared to $12.1 million for the prior year period. The increase in both periods was primarily due to higher other non-interest expense and employee compensation and benefits. The increase in employee compensation and benefits is related to staffing costs associated with strengthening the Bank's regulatory and compliance infrastructure. The increase in other non-interest expense is the result of significant audit and legal expenses incurred as a result of the restatement of the Company's 2015 financial statements and the resultant going concern issue (since eliminated).

Income Taxes
For the three months ended September 30, 2016, there was no income tax expense compared to $79 thousand for the prior year quarter. For the six months ended September 30, 2016, income tax expense was $37 thousand, compared to $92 thousand for the prior year period.

Financial Condition Highlights
At September 30, 2016, total assets were $701.7 million, reflecting a decrease of $40.0 million, or 5.4%, from total assets of $741.7 million at March 31, 2016. The reduction is primarily attributable to a $45.9 million decline in the loan portfolio (including loans held-for-sale), partially offset by an increase of $10.1 million in cash and cash equivalents. The decline in the loan portfolio was largely attributable to loan attrition through scheduled paydowns and payoffs, which the Bank did not actively try to retain as it was making efforts to reduce the concentration of commercial real estate loans.

Total cash and cash equivalents increased $10.1 million, or 15.9%, to $73.8 million at September 30, 2016, compared to $63.7 million at March 31, 2016 due to loan activity, partially offset by the Bank's repayment of short-term borrowings and a reduction of brokered deposits during the period.

Total investment securities decreased $3.3 million, or 4.6%, to $68.2 million at September 30, 2016, compared to $71.5 million at March 31, 2016, as the Bank sold two available-for-sale securities. Also, cash generated from calls of securities was reinvested to diversify the Bank's available-for-sale investment portfolio.

Gross portfolio loans decreased $59.9 million, or 10.2%, to $529.1 million at September 30, 2016, compared to $589.0 million at March 31, 2016, as the Bank began a targeted reduction of its concentration in commercial real estate mortgage loans by reducing its efforts to slow attrition in and payoffs of Non Owner Occupied CRE loans.

Loans held-for-sale ("HFS") increased $13.5 million to $16.0 million at September 30, 2016, compared to $2.5 million at March 31, 2016. The Bank transferred $15.0 million of portfolio loans to its held-for-sale portfolio during the second quarter. The transfer was an additional step in the strategic reduction of CRE loan concentration as the loans transferred represent CRE loans being aggressively marketed for sale.

Total liabilities decreased $40.2 million, or 5.8%, to $647.3 million at September 30, 2016, compared to $687.5 million at March 31, 2016, following declines in the Bank's deposits and borrowed funds.

Deposits decreased $23.1 million, or 3.8%, to $583.6 million at September 30, 2016, compared to $606.7 million at March 31, 2016, due primarily to decreases in brokered deposits in money market accounts and in certificates of deposit. The Company did not actively pursue the retention of certain deposits as it has been seeking to reduce its overall level of brokered deposits.

Advances from the Federal Home Loan Bank of New York and other borrowed money decreased $25.0 million, or 36.5%, to $43.4 million at September 30, 2016, compared to $68.4 million at March 31, 2016 due to the repayment of short-term borrowings during the period.

Total equity increased $198 thousand, or 0.4%, to $54.4 million at September 30, 2016, compared to $54.2 million at March 31, 2016. The increase was due to net income of $156 thousand and a decrease of $42 thousand in unrealized losses on investments for the six month period.

Asset Quality
At September 30, 2016, non-performing assets totaled $10.9 million, or 1.6% of total assets, compared to $17.5 million, or 2.4% of total assets, at March 31, 2016, and $12.8 million, or 1.7% of total assets, at September 30, 2015. Non-performing assets at September 30, 2016, consisted of $7.0 million of loans classified as impaired, $1.5 million of loans classified as troubled debt restructurings, $1.3 million of other real estate owned, and $1.0 million of loans classified as HFS. During the second quarter, the Bank was successful in selling $4.6 million of HFS loans at par.

At September 30, 2016, the allowance for loan losses was $4.7 million, representing a ratio of the allowance for loan losses to non-performing loans of 55.45% compared to a ratio of 37.51% at March 31, 2016. The ratio of the allowance for loan losses to total loans was 0.90% at September 30, 2016 compared to a ratio of 0.89% at March 31, 2016. Non-performing loans have decreased 38.6% to $8.6 million for the six months ended September 30, 2016, primarily due to the sale of one commercial real estate loan from the Bank's held-for-sale portfolio.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution. Carver is among the largest African- and Caribbean-American managed banks in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst
(212) 521-4897/4891
michael.herley@kekst.com
ruth.pachman@kekst.com

Christina L. Maier
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(212) 360-8894
christina.maier@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

$ in thousands except per share data	September 30, 2016	March 31, 2016
ASSETS
Cash and cash equivalents:
Cash and due from banks	$73,531	$63,156
Money market investments	255	504
Total cash and cash equivalents	73,786	63,660
Restricted cash	254	225
Investment securities:
Available-for-sale, at fair value	53,750	56,180
Held-to-maturity, at amortized cost (fair value of $14,890 and $15,653 at September 30, 2016 and March 31, 2016, respectively)	14,458	15,311
Total investment securities	68,208	71,491

Loans held-for-sale	16,034	2,495

Loans receivable:
Real estate mortgage loans	462,538	517,785
Commercial business loans	66,357	71,192
Consumer loans	250	42
Loans, net	529,145	589,019
Allowance for loan losses	(4,747)	(5,232)
Total loans receivable, net	524,398	583,787
Premises and equipment, net	5,585	5,983
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	1,946	2,883
Accrued interest receivable	3,619	3,647
Other assets	7,894	7,557
Total assets	$701,724	$741,728

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$98,312	$95,230
Non-interest bearing checking	56,933	56,634
Interest-bearing checking	33,131	33,106
Money market	147,563	163,380
Certificates of deposit	245,505	255,854
Escrow	2,155	2,537
Total deposits	583,599	606,741
Advances from the FHLB-NY and other borrowed money	43,403	68,403
Due to broker for unsettled trades	10,079	—
Other liabilities	10,230	12,369
Total liabilities	647,311	687,513

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 shares issued; 3,696,087 shares outstanding at September 30, 2016 and March 31, 2016, respectively)	61	61
Additional paid-in capital	55,470	55,470
Accumulated deficit	(45,554)	(45,710)
Treasury stock, at cost (1,944 shares at September 30, 2016 and March 31, 2016)	(417)	(417)
Accumulated other comprehensive loss	(265)	(307)
Total equity	54,413	54,215
Total liabilities and equity	$701,724	$741,728

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
$ in thousands except per share data	2016	2015 Restated	2016	2015 Restated
Interest income:
Loans	$5,882	$6,174	$12,321	$11,816
Mortgage-backed securities	146	197	316	388
Investment securities	195	341	423	682
Money market investments	61	18	130	52
Total interest income	6,284	6,730	13,190	12,938

Interest expense:
Deposits	929	781	1,864	1,557
Advances and other borrowed money	472	312	778	594
Total interest expense	1,401	1,093	2,642	2,151

Net interest income	4,883	5,637	10,548	10,787
Provision for (recovery of) loan losses (1)	(160)	643	(364)	677
Net interest income after provision for loan losses	5,043	4,994	10,912	10,110

Non-interest income:
Depository fees and charges	803	809	1,605	1,477
Loan fees and service charges	106	170	249	342
Gain on sale of securities	58	1	58	1
Gain (loss) on sale of loans, net	(62)	—	4	194
Gain on sale of real estate owned, net	10	—	10	18
Gain on sale of building, net	17	—	34	—
Other	346	151	481	292
Total non-interest income	1,278	1,131	2,441	2,324

Non-interest expense:
Employee compensation and benefits	3,037	2,729	5,973	5,510
Net occupancy expense	797	1,125	1,541	2,121
Equipment, net	200	164	388	326
Data processing (1)	371	223	699	446
Consulting fees (1)	76	145	268	290
Federal deposit insurance premiums	163	133	329	255
Other (1)	1,929	1,683	3,962	3,105
Total non-interest expense (1)	6,573	6,202	13,160	12,053

Income (loss) before income taxes	(252)	(77)	193	381
Income tax expense	—	79	37	92
Net income (loss) attributable to Carver Bancorp, Inc.	$(252)	$(156)	$156	$289

Earnings (loss) per common share:
Basic	$(0.07)	$(0.04)	$0.02	$0.03
Diluted	(0.07)	(0.04)	0.02	0.03
(1) September 30, 2015 amounts have been restated from previously reported results to correct for a material and certain other errors from prior periods.

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	September 2016	June 2016	March 2016	December 2015	September 2015
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$3,211	$3,060	$2,947	$2,997	$3,251
Multifamily	1,610	1,755	1,769	1,229	1,241
Commercial real estate	1,015	2,221	5,338	3,427	—
Business	2,725	2,469	3,896	2,494	1,992
Total non-performing loans	$8,561	$9,505	$13,950	$10,147	$6,484

Other non-performing assets (2):
Real estate owned	1,311	1,100	1,008	960	3,723
Loans held-for-sale	1,015	5,829	2,495	2,404	2,586
Total other non-performing assets	2,326	6,929	3,503	3,364	6,309
Total non-performing assets (3):	$10,887	$16,434	$17,453	$13,511	$12,793

Non-performing loans to total loans	1.62%	1.69%	2.37%	1.69%	1.15%
Non-performing assets to total assets	1.55%	2.36%	2.35%	1.79%	1.74%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost less cost to sell, or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At September 30, 2016, there were $6.3 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended September 30,
	2016			2015
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$555,816	$5,882	4.23%	$527,777	$6,174	4.68%
Mortgage-backed securities	32,797	146	1.78%	39,843	197	1.98%
Investment securities	16,557	113	2.73%	47,987	250	2.08%
Restricted cash deposit	234	—	0.03%	4,477	—	0.03%
Equity securities (2)	2,181	25	4.55%	3,349	34	4.03%
Other investments and federal funds sold	68,200	118	0.69%	45,863	75	0.65%
Total interest-earning assets	675,785	6,284	3.72%	669,296	6,730	4.02%
Non-interest-earning assets	12,315			30,552
Total assets	$688,100			$699,848

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$33,389	$13	0.15%	$32,312	$14	0.17%
Savings and clubs	96,801	66	0.27%	93,419	63	0.27%
Money market	142,537	216	0.60%	159,377	203	0.51%
Certificates of deposit	247,288	622	1.00%	213,918	501	0.93%
Escrow	2,061	12	2.31%	1,929	—	—%
Total deposits	522,076	929	0.71%	500,955	781	0.62%
Borrowed money	44,316	472	4.23%	78,990	312	1.57%
Total interest-bearing liabilities	566,392	1,401	0.98%	579,945	1,093	0.75%
Non-interest-bearing liabilities:
Demand	54,473			51,243
Other liabilities	13,048			15,336
Total liabilities	633,913			646,524
Stockholders' equity	54,187			53,324
Total liabilities and equity	$688,100			$699,848
Net interest income		$4,883			$5,637

Average interest rate spread			2.74%			3.27%

Net interest margin			2.89%			3.37%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Six Months Ended September 30,
	2016			2015
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$570,477	$12,321	4.32%	$507,771	$11,816	4.65%
Mortgage-backed securities	33,338	316	1.90%	39,080	388	1.99%
Investment securities	21,482	255	2.37%	51,706	505	1.95%
Restricted cash deposit	230	—	0.03%	5,411	1	0.03%
Equity securities (2)	2,503	56	4.46%	3,105	60	3.85%
Other investments and federal funds sold	67,816	242	0.71%	55,125	168	0.61%
Total interest-earning assets	695,846	13,190	3.79%	662,198	12,938	3.91%
Non-interest-earning assets	13,858			27,794
Total assets	$709,704			$689,992

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$33,290	$26	0.16%	$31,927	$26	0.16%
Savings and clubs	96,724	132	0.27%	94,418	127	0.27%
Money market	149,885	459	0.61%	155,124	389	0.50%
Certificates of deposit	253,388	1,226	0.97%	215,583	1,005	0.93%
Escrow	2,411	21	1.74%	2,262	10	0.88%
Total deposits	535,698	1,864	0.69%	499,314	1,557	0.62%
Borrowed money	51,971	778	2.99%	70,966	594	1.67%
Total interest-bearing liabilities	587,669	2,642	0.90%	570,280	2,151	0.75%
Non-interest-bearing liabilities:
Demand	55,108			51,466
Other liabilities	12,384			14,606
Total liabilities	655,161			636,352
Stockholders' equity	54,543			53,640
Total liabilities and equity	$709,704			$689,992
Net interest income		$10,548			$10,787

Average interest rate spread			2.89%			3.16%

Net interest margin			3.03%			3.26%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Selected Statistical Data:	2016		2015 Restated		2016		2015 Restated
Return on average assets (1)	(0.15)%		(0.09)%		0.04%		0.08%
Return on average stockholders' equity (2) (10)	(1.86)%		(1.17)%		0.57%		1.08%
Return on average stockholders' equity, excluding AOCI (2) (10)	(1.86)%		(1.14)%		0.57%		1.05%
Net interest margin (3)	2.89%		3.37%		3.03%		3.26%
Interest rate spread (4)	2.74%		3.27%		2.89%		3.16%
Efficiency ratio (5) (10)	106.69%		91.64%		101.32%		91.93%
Operating expenses to average assets (6)	3.82%		3.54%		3.71%		3.49%
Average stockholders' equity to average assets (7) (10)	7.87%		7.62%		7.69%		7.77%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	7.89%		7.79%		7.70%		7.97%
Average interest-earning assets to average interest-bearing liabilities	1.19	x	1.15	x	1.18	x	1.16	x

Basic (loss) earnings per share	$(0.07)		$(0.04)		$0.02		$0.03
Average shares outstanding	3,696,420		3,696,420		3,696,420		3,696,420

	September 30,
	2016		2015
Capital Ratios:
Tier 1 leverage ratio (8)	9.48%		10.14%
Common Equity Tier 1 capital ratio (8)	13.38%		13.15%
Tier 1 risk-based capital ratio (8)	13.38%		13.15%
Total risk-based capital ratio (8)	14.73%		14.64%

Asset Quality Ratios:
Non-performing assets to total assets (9)	1.55%		1.74%
Non-performing loans to total loans receivable (9)	1.62%		1.15%
Allowance for loan losses to total loans receivable	0.90%		0.79%
Allowance for loan losses to non-performing loans	55.45%		68.46%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)	See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and are not necessarily indicative of current operating or future performance.

	Three Months Ended September 30,		Six Months Ended September 30,
$ in thousands	2016	2015	2016	2015
Average Stockholders' Equity
Average Stockholders' Equity	$54,187	$53,324	$54,543	$53,640
Average AOCI	(80)	(1,209)	(133)	(1,338)
Average Stockholders' Equity, excluding AOCI	$54,267	$54,533	$54,676	$54,978

Return on Average Stockholders' Equity	(1.86)%	(1.17)%	0.57%	1.08%
Return on Average Stockholders' Equity, excluding AOCI	(1.86)%	(1.14)%	0.57%	1.05%

Average Stockholders' Equity to Average Assets	7.87%	7.62%	7.69%	7.77%
Average Stockholders' Equity, excluding AOCI, to Average Assets	7.89%	7.79%	7.70%	7.97%